Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES SECOND QUARTER

2009 FINANCIAL RESULTS

Easley, SC – (MARKET WIRE) – August 12, 2009 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the second quarter and six months ended June 30, 2009.

Financial Highlights:

•	Revenues of $13.8 Million for the Second Quarter of 2009;

•	Gross Profit of $3.3 Million for the Second Quarter of 2009;

•	Operating Income of $0.5 Million for the Second Quarter of 2009;

•	Return to profitability with estimated future cost savings of $1.0 million annually.

Financial Results:

CSI posted revenue of approximately $13.8 million for the second quarter ended June 30, 2009, down approximately $3.8 million or 22% compared to the second quarter of 2008. The revenue decrease was due to a $3.8 million or 28% decrease in technology sales primarily from decreased sales of interactive classroom and infrastructure solutions, while software sales remained relatively flat, edging up slightly.

Gross profit for the second quarter of 2009 was approximately $3.3 million, a decrease of approximately $1.4 million or 30% in comparison with the second quarter of 2008 due to the revenue decline in the technology segment coupled with a significant portion of personnel costs being fixed, and increased software costs including amortization charges for asset write-ups and lower margins from acquired operations. Operating income for the quarter was approximately $0.5 million, a decrease resulting from the lower gross profit of $1.3 million or 72% compared to operating income of $1.8 million for the same period in the prior year.

CSI posted net income for the quarter ended June 30, 2009 of approximately $0.2 million or $0.03 earnings per basic share and $0.02 earnings per diluted share, compared to net income of approximately $1.0 million and $0.21 earnings per basic share and $0.08 earnings per diluted share for the same period last year. The decrease was a result of the decrease in operating income, primarily from the decreased revenues and increased expenses for investment toward deeper penetration of CSI’s expanded geographic footprint and delay in realizing a benefit from the Version3 acquisition.

CSI posted revenue of approximately $22.7 million, a decrease of approximately $7.0 million or 24% in comparison with the first six months of 2008. This net decrease included a $7.2 million decrease in technology solutions sales, partially offset by a $0.3 million increase in software applications segment sales.

Gross profit for the first six months was approximately $5.0 million, a decrease of $2.6 million or 34% compared to 2008. The gross margin decreased from 25.8% in 2008 to 22.2% in 2009 due to the decline in the technology segment coupled with a significant portion of personnel costs being fixed. Operating loss for the first six months was approximately $0.4 million compared to operating income of $2.6 million for the same period in 2008. Net loss was $0.4 million or a loss of $0.07 per basic and diluted share as compared to net income of $1.4 million or earnings of $0.30 per basic share and $0.12 per diluted share for the same period in 2008.

Nancy Hedrick, CEO of CSI stated, “We are pleased that we were able to return to profitability in Q2 2009. While our public sector clients continue to face budget constraints over prior years, we have seen sales activity improve in Q2 and early Q3. And we continue to closely monitor our fixed costs to mirror our revenue. We began the implementation of cost reduction efforts projected to save approximately $1.0 million (net of tax) annually. As in prior quarters, our team has stepped up and met the challenges of the current economy.”

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased $1.2 million to $1.1 million for the quarter ended June 30, 2009, and decreased $2.8 million to $0.8 million for the six months ended June 30, 2009. The decrease in EBITDA was primarily due to the decrease in net income over the prior year after reductions of the related tax effects of those decreases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.)

Conference Call Reminder for Today

The Company will host a conference call today, Wednesday, August 12, 2009 at 4:15 Eastern Time to discuss the Company’s financial and operational results for second quarter 2009, which ended June 30, 2009.

Conference Call Details

Date: Wednesday, August 12, 2009

Time: 4:15 p.m. (EST)

Dial-in Number: 1-877-941-8609

International Dial-in Number: 1-480-629-9813

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 30 days, until September 11, 2009. To listen to the replay, dial 1-800-406-7325 if calling within the U.S., 1-303-590-3030 if calling internationally and enter the pass code 4121601.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until September 11, 2009 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. The 21st Century School solution has established the company as a major technology provider to the southeast education market. The 21st Century School is a seamless integration of instruction, collaboration, and network solutions that has been a significant factor in doubling company revenue in the past three years to over $58 million and increasing education revenue to approximately 90% of total revenue. The CSI solution portfolio encompasses proprietary accounting software specialized for the public sector, lesson planning and identity lifecycle management software, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
REVENUES
Software applications segment	$3,816	$3,807	$7,137	$6,864
Technology solutions segment	9,957	13,744	15,513	22,750

Net sales and service revenue	13,773	17,551	22,650	29,614

COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	2,100	1,985	4,225	3,651
Depreciation	29	27	58	52
Amortization of capitalized software costs	377	314	735	598
Capitalization of software costs	(214)	(203)	(462)	(500)

Total Software applications segment cost of sales	2,292	2,123	4,556	3,801

Technology solutions segment
Cost of sales, excluding depreciation	8,202	10,771	13,008	18,103
Depreciation	27	30	53	59

Total Technology solutions segment cost of sales	8,229	10,801	13,061	18,162

Total cost of sales	10,521	12,924	17,617	21,963

Gross profit	3,252	4,627	5,033	7,651

OPERATING EXPENSES
Research and development	76	—	167	—
Selling costs	1,211	1,143	2,444	2,004
Marketing costs	140	158	295	197
Stock based (non-employee wage) compensation	106	5	108	9
Acquisition costs	2	9	2	33
Professional and legal compliance costs	150	138	245	234
Depreciation and amortization	159	122	323	228
Other general and administrative expenses	907	1,236	1,834	2,306

Total operating expenses	2,751	2,811	5,418	5,011

Operating income (loss)	501	1,816	(385)	2,640

OTHER INCOME (EXPENSE)
Interest expense	(94)	(131)	(207)	(263)
Loss on disposal of property and equipment	—	—	(4)	—

Net other income (expense)	(94)	(131)	(211)	(263)

Income (loss) before income tax expense (benefit)	407	1,685	(596)	2,377
INCOME TAX EXPENSE (BENEFIT)	192	674	(161)	938

NET INCOME (LOSS)	$215	$1,011	$(435)	$1,439

BASIC EARNINGS (LOSS) PER SHARE	$0.03	$0.21	$(0.07)	$0.30

DILUTED EARNINGS (LOSS) PER SHARE	$0.02	$0.08	$(0.07)	$0.12

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	6,386	4,908	6,384	4,804

– Diluted	14,095	12,367	6,384	12,263

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	June 30, 2009 (Unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—

Accounts receivable, net	10,821	13,862

Inventories	4,598	1,552

Prepaid expenses	242	98

Taxes receivable	336	223

Total current assets	15,997	15,735

PROPERTY AND EQUIPMENT, net	821	898

COMPUTER SOFTWARE COSTS, net	2,754	3,001

GOODWILL	2,431	2,431

OTHER INTANGIBLE ASSETS, net	2,794	2,970

Total assets	$24,797	$25,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,918	$3,644

Deferred revenue	7,887	6,696

Deferred tax liability	439	421

Bank line of credit	2,811	—

Current portion of notes payable	465	447

Subordinated notes payable to shareholders	1,750	1,950

Total current liabilities	19,270	13,158

LONG-TERM DEFERRED TAX LIABILITY, net	157	329

NOTES PAYABLE, less current portion	271	515

BANK LINE OF CREDIT	—	5,634

Total liabilities	19,698	19,636

SHAREHOLDERS’ EQUITY

Preferred stock—$0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7

Common stock—$0.001 par value; 40,000 shares authorized; 6,396 shares issued and outstanding	6	6

Additional paid-in capital	9,014	8,884

Accumulated deficit	(3,878)	(3,443)

Unearned stock compensation	(50)	(55)

Total shareholders’ equity	5,099	5,399

Total liabilities and shareholders’ equity	$24,797	$25,035

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2008	$6	$7	$8,884	$(3,443)	$(55)	$5,399
Issuance of stock options	—	—	26	—	(26)	—
Issuance of common stock	—	—	10	—	—	10
Issuance of warrants	—	—	94	—	—	94
Stock based compensation	—	—	—	—	31	31
Net loss for the six months ended June 30, 2009	—	—	—	(435)	—	(435)

Balances at June 30, 2009	$6	$7	$9,014	$(3,878)	$(50)	$5,099

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Six Months Ended
	June 30, 2009	June 30, 2008
OPERATING ACTIVITIES
Net (loss) income	$(435)	$1,439
Adjustments to reconcile net (loss) income to net cash provided by (used for) operating activities
Depreciation and amortization	1,169	937
Stock compensation expense, net	134	46

Deferred income tax expense	(154)	(19)
Loss on disposal of fixed assets	4	—
Changes in deferred and accrued amounts
Accounts receivable	3,041	(4,724)
Inventories	(3,046)	(2,074)
Prepaid expenses	(144)	(109)
Accounts payable	2,274	2,524
Deferred revenue	1,191	1,193
Income taxes receivable/payable	(113)	518

Net cash provided by (used for) operating activities	3,921	(269)

INVESTING ACTIVITIES
Purchases of property and equipment	(185)	(328)
Capitalization of computer software	(487)	(575)
Payment for acquisitions	—	(1,348)

Net cash used for investing activities	(672)	(2,251)

FINANCING ACTIVITIES
Net (repayments) borrowings under line of credit	(2,823)	2,958
Repayments of notes payable	(426)	(438)

Net cash (used for) provided by financing activities	(3,249)	2,520

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$301	$342
Income Taxes	$107	$440

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Reconciliation of net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$215	$1,011	$(435)	$1,439
Adjustments:
Income tax expense (benefit)	192	674	(161)	938
Interest expense, net	94	131	207	263
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	215	179	434	339
Amortization of software development costs	377	314	735	598

EBITDA	$1,093	$2,309	$780	$3,577

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	106	5	108	9

Adjusted (Financing) EBITDA	$1,199	$2,314	$888	$3,586

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com

Investor Contact: Daniel Conway

DC Consulting, LLC

(407)792-3332

Daniel@dcconsultingllc.com